Mail Stop 6010

      	February 8, 2006

Mr. John T. Kurtzweil
Senior Vice President Finance and Chief Financial Officer
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, TX 78746

      Re:	Cirrus Logic, Inc.
      Form 10-K for the fiscal year ended March 26, 2005
      Filed May 27, 2005
      File No. 000-17795

Dear Mr. Kurtzweil:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant